UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2008

JETBLUE AIRWAYS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-49728	87-0617894
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

118-29 Queens Boulevard, Forest Hills, New York	11375
(Address of principal executive offices)	(Zip Code)

(718) 286-7900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

See disclosure under Item 5.02.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(e)  On February 11, 2008, the Company entered into an employment agreement with Mr. David Barger, our Chief Executive Officer Mr. Bargers agreement has a three year term and provides for an annual salary, effective January 1, 2008, of $500,000. The agreement provides that Mr. Barger shall be eligible to receive an annual incentive bonus at a target of 50% and a maximum of 100% of his base salary; a restricted stock unit award targeted at $250,000, with a minimum award of $0 and a maximum award of $500,000, depending on his performance against targets as set and reviewed by the Compensation Committee; as well as participation in the Companys benefit plans available to its executive officers. The agreement may be terminated for Cause, as defined, or if he were to resign from his employment thereunder, in which instance he would only be entitled to payment of unpaid salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. Termination for "Cause" means termination of employment because of a material breach by the employee of his obligations under the Agreement, including willful and continued failure or refusal to satisfactorily perform the duties reasonably required of him as an employee of the Company; conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company; engaging in any misconduct, negligence, act of dishonesty, violence, threat of violence or any activity that could result in any violation of federal securities laws; his refusal to follow the directions of the Board; or other willful misconduct by the employee which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates. If he were terminated without Cause, he would be eligible to continue to receive his base salary for a period ending one year after the termination of his employment, a pro rata portion of his bonus and accrued benefits. This agreement supersedes his existing employment agreement, as amended, with the Company.

Item 8.01  Other Events

On February 11, 2008, the Company also entered into an employment agreement with Mr. Russell Chew, our President and Chief Operating Officer. Mr. Chews agreement has a four year term and provides for an annual salary, effective January 1, 2008, of $400,000. The agreement also provides for a housing allowance to be paid to Mr. Chew for 2008 and 2009 at the rate of $12,000 per month. The agreement provides that he shall be eligible to receive an annual incentive bonus at a target of 50% and a maximum of 100% of his base salary; provided, however, Mr. Chew shall receive a minimum guaranteed bonus payment of 50% of hs base salary for 2008 and 2009. Mr. Chew shall be eligible to receive a restricted stock unit award targeted at $250,000, with a minimum award of $0 and a maximum award of $500,000, depending on his performance against targets as set and reviewed by the Compensation Committee; and he is eligible to participate in the Companys benefit plans available to its executive officers. The agreement may be terminated for Cause, as defined, or if he were to resign from his employment thereunder, in which instance he would only be entitled to payment of unpaid salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. Termination for "Cause" means termination of employment because of a material breach by the employee of his obligations under the Agreement, including willful and continued failure or refusal to satisfactorily perform the duties reasonably required of him as an employee of the Company; conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company; engaging in any misconduct, negligence, act of dishonesty, violence, threat of violence or any activity that could result in any violation of federal securities laws; his refusal to follow the directions of the Board; or other willful misconduct by the employee which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates. If Mr. Chew were terminated without Cause, he would be eligible to continue to receive his base salary for a period ending one year after the termination of his employment, a pro rata portion of his bonus and accrued benefits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
(Registrant)

Date: February 15, 2008	By:	/s/ EDWARD BARNES
Executive Vice President and Chief Financial Officer (principal financial officer)